JPMorgan Funds - J.P. Morgan Fleming Mutual Fund Group, Inc
Rule 10f-3 Transactions
For the period from July 1, 2013 to December 31, 2013

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Mid Cap Value Fund
Trade Date 9/5/2013
Issuer Jarden Corporation (JAH) Secondary
Cusip 47110910
Shares 227,490
Offering Price $47.00
Spread $1.35
Cost $10,692,030
Dealer Executing Trade Barclays Capital
% of Offering  purchased by firm 1.99%
Syndicate Members Barclays / Credit Suisse / J.P. Morgan / SunTrust Robinson Humphrey / BTIG / Citigroup / CJS Securities, Inc. / D.A. Davidson & Co. / Goldman, Sachs & Co. / Oppenheimer & Co. / RBC Capital Markets / William Blair
Fund JPMorgan Mid Cap Value Fund
Trade Date 10/25/2013
Issuer CommScope Holding Company, Inc. (COMM) IPO
Cusip 20337X10
Shares 3,575,300
Offering Price $15.00
Spread $0.79
Cost $53,629,500
Dealer Executing Trade Deutsche Bank Securities
% of Offering  purchased by firm 12.27%
Syndicate Members J.P. Morgan / Deutsche Bank Securities / BofA Merrill Lynch / Barclays / Credit Suisse / Goldman, Sachs & Co. / Jefferies / Morgan Stanley / RBC Capital Markets / Wells Fargo Securities / Allen & Company LLC / Evercore / Raymond James
Fund JPMorgan Mid Cap Value Fund
Trade Date 11/13/2013
Issuer Extended Stay America, Inc and ESH Hospitality, Inc. (STAY) IPO
Cusip 30224P20
Shares 185,500
Offering Price $20.00
Spread $1.20
Cost $3,710,000
Dealer Executing Trade Goldman, Sachs & Co.
% of Offering  purchased by firm 3.38%
Syndicate Members Deutsche Bank Securities / Goldman, Sachs & Co. / J.P. Morgan / Citigroup / BofA Merrill Lynch / Barclays / Morgan Stanley / Macquarie Capital / Blackstone Capital Markets / Baird / Houlihan Lokey / Stifel